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                     December 8, 2022

       Michael Perica
       Executive Vice President and Chief Financial Officer
       Rimini Street, Inc.
       3993 Howard Hughes Parkway, Suite 500
       Las Vegas, NV 89169

                                                        Re: Rimini Street, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 2, 2022
                                                            File No. 001-37397

       Dear Michael Perica:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services